Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Patrick Fitzgerald
Mylan Laboratories Inc.
724.514.1811

Kris King
Mylan Laboratories Inc.
724.514.1831
Mylan Reports Record Quarterly Revenues and Operating Income
Adjusted Diluted Cash EPS of $0.52 Reported for Quarter Ended June 30, 2007
PITTSBURGH, PA — July 25, 2007 — Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the first quarter of fiscal 2008, which included adjusted diluted cash earnings per share of $0.52 compared to GAAP diluted earnings per share of $0.32. Mylan’s first quarter was a record in terms of both net revenues and operating income, with record net revenues achieved excluding any contribution from Matrix Laboratories Limited which was acquired in the fourth quarter of the prior year. Additionally, Matrix’s sales of $91.3 million increased 15% over the fourth quarter of fiscal 2007.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “Once again, I am extremely pleased with our first quarter results which include record revenues even before the contribution from Matrix, which served to further enhance our top-line growth. Additionally, sales of amlodipine, which were approximately $84.0 million, coupled with the continued strong performance of other core products in our portfolio, including fentanyl, have translated into the most successful operational quarter in the Company’s history.”
Mr. Coury further commented: “Because analyst estimates showed a wide range of contribution for amlodipine, we believe that the mean estimate was not representative of the record quarter we have delivered and as such felt it was important to break out amlodipine revenue. Excluding amlodipine, we believe our results have met or exceeded Wall Street expectations and as we have maintained all along, even with the challenging market dynamics surrounding this product, we were able to fulfill our promise by substantially monetizing this first-to-file opportunity.”
Mylan has provided adjusted diluted cash EPS which excludes amortization expense, including that related to the acquisition of Matrix, and a non-cash, unrealized loss on a foreign currency contract which has been entered into in order to mitigate foreign currency risk associated with the Euro-denominated purchase price for the pending Merck Generics acquisition.
On May 12, 2007, Mylan and Merck KGaA announced the signing of a definitive agreement under which Mylan will acquire Merck’s generics business (“Merck Generics”). The transaction remains subject to regulatory review in the United States and certain other customary closing conditions, and is expected to close in the second half of calendar 2007.

Adjusted diluted cash EPS and GAAP diluted EPS for the quarter ended June 30, 2006, were $0.36 and $0.35, respectively. Adjusted diluted cash earnings per share is a non-GAAP measure and is provided in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. A reconciliation of adjusted diluted cash earnings per share to GAAP diluted earnings per share for both periods appears below.
Net earnings for the quarter ended June 30, 2007, were $79.7 million compared to $75.6 million in the same prior year period.
Financial Summary
Net revenues for the first quarter of fiscal 2008 increased by 55.6% or $193.9 million to $542.7 million from $348.8 million in the same prior year period. Mylan Segment net revenues increased by $102.6 million, while the Matrix Segment had net revenues of $91.3 million which represents a 15% increase from the fourth quarter of fiscal 2007, the first quarter in which Mylan consolidated their financial results.
This increase in the Mylan Segment was due primarily to products launched subsequent to July 1, 2006, which contributed net revenues of $124.7 million. Amlodipine accounted for approximately $84.0 million of new product revenue, with oxybutynin and several other recent product launches comprising the remainder.
Gross profit for the first quarter of fiscal 2008 increased by 57.7% or $108.5 million to $296.7 million from $188.2 million in the same prior year period, while margins increased to 54.3% from 52.8%. Included in gross profit for the first quarter of fiscal 2008 were purchase accounting adjustments of approximately $14.9 million, which consisted of incremental amortization related to the intangible assets and the amortization of the inventory step-up associated with the Matrix acquisition. Excluding such items, gross margins were 57.0%.
Driven by the increased gross profit, earnings from operations increased $70.9 from the same prior year period to a record $188.1 million for the three months ended June 30, 2007.
Mylan’s record operating income was achieved during a quarter which also saw the highest combined investment in research and development (“R&D”) and selling, general and administrative (“SG&A”) expenses. The majority of the increase in R&D is the result of the addition of Matrix. The acquisition of Matrix also accounted for the majority of the increase in SG&A expenses.
Other expense for the first quarter of fiscal 2008 was $36.4 million due primarily to a non-cash $57.5 million unrealized loss related to the mark-to-market adjustment of the Company’s foreign currency contract related to the pending Merck Generics acquisition, offset primarily by interest income. Interest expense for the current quarter was $22.9 million.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to the acquisition of Matrix and the pending acquisition of Merck Generics,

Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other non-cash costs directly associated with acquisitions in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of adjusted diluted cash EPS to GAAP diluted EPS:

	Three months ended	Three months ended
	June 30, 2007	June 30, 2006
GAAP diluted EPS	$0.32	$0.35
Amortization[1]	0.05	0.01
Loss on foreign exchange contract	0.15	—

Adjusted diluted cash EPS	$0.52	$0.36

1 — The first quarter of fiscal 2008 includes amortization expense related to intangible assets and the amortization of the inventory step-up related to the Matrix acquisition
Conference Call and Live Webcast
Mylan will host a conference call and live webcast in conjunction with the release of its first quarter fiscal 2008 financial results on Thursday, July 26, 2007, at 8 a.m. ET. The dial-in number to access this call is (866) 564-7444 or (719) 234-0008 for international callers. A replay will be available at (888) 203-1112 or (719) 457-0820 for international callers, with access pass code 9254771. The replay will be available from approximately 11 a.m. ET on July 26, 2007, through 1 a.m. ET on August 3, 2007. To access the live webcast, go to Mylan’s Web site at www.mylan.com and click on the webcast icon at least 15 minutes before the event is to begin to register and download or install any necessary audio software. A replay of the webcast will be available on www.mylan.com until August 3, 2007.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the planned acquisition of Merck Generics and future growth expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: factors relating to satisfaction of the conditions to the Merck Generics acquisition, including regulatory approvals; challenges, risks and costs inherent in acquisitions and business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the Merck Generics acquisition or any impact of the transaction on contractual provisions; the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability, or a partner’s ability, to obtain required FDA or other similar approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenues or net income; unexpected delays in the Company’s ability to submit applications to the FDA or other regulatory bodies; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; risks inherent in global expansion, including operational, integration, compliance and regional economic risks; the possible loss of business from the Company’s concentrated customer base; the risk that operating or financial restrictions imposed by the Company’s credit facility, indentures or any future indebtedness may prevent the Company from taking certain actions; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; and uncertainties and matters beyond the control of management. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item 1A of the Company’s Form 10-K for the year ended March 31, 2007, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-Q for the first quarter of fiscal 2008 is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Laboratories Inc. is a leading pharmaceutical company with three principle subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories Inc., and a controlling interest in Matrix Laboratories Limited, India. Mylan develops, licenses, manufactures, markets and distributes an extensive line of generic and proprietary products. For more information about Mylan, visit http://www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended
	June 30, 2007	June 30, 2006
Net revenues	$542,709	$348,789
Other revenues	3,612	7,351

Total revenues	546,321	356,140

Cost of sales	249,613	167,940

Gross profit	296,708	188,200

Operating expenses:
Research and development	31,720	21,225
Selling, general and administrative	76,914	49,826

Total operating expenses	108,634	71,051

Earnings from operations	188,074	117,149

Interest expense	22,919	10,359
Other (expense) income, net	(36,358)	9,584

Earnings before income taxes and minority interest	128,797	116,374
Provision for income taxes	49,207	40,787

Earnings before minority interest	79,590	75,587
Minority interest	137	—

Net earnings	$79,727	$75,587

Earnings per common share:
Basic	$0.32	$0.36

Diluted	$0.32	$0.35

Weighted average common shares:
Basic	248,477	209,955

Diluted	251,604	214,791

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2007	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	1,315,557	1,252,365
Marketable securities	174,885	174,207
Accounts receivable, net	401,071	350,294
Inventories	432,348	429,111
Other current assets	298,163	206,067

Total current assets	2,622,024	2,412,044
Non-current assets	1,853,497	1,841,823

Total assets	$4,475,521	$4,253,867

Liabilities
Current liabilities	828,967	700,535
Long-term debt	1,656,064	1,654,932
Other non-current liabilities	228,844	206,333

Total liabilities	2,713,875	2,561,800
Minority interest	36,667	43,207
Total shareholders’ equity	1,724,979	1,648,860

Total liabilities and shareholders’ equity	$4,475,521	$4,253,867